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                     January 21, 2022

       Kathryn Mikells
       Chief Financial Officer
       Exxon Mobil Corporation
       5959 Las Colinas Boulevard
       Irving, Texas 75039-2298

                                                        Re: Exxon Mobil
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-02256

       Dear Ms. Mikells:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation